RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        CHESAPEAKE UTILITIES CORPORATION

               EIGHTH:	    The number of directors which shall
constitute the whole Board of Directors of the Corporation shall be fixed from time to time by resolution of a majority of directors in office; provided that there shall be not fewer than five or more than fifteen directors. The Board shall be divided into three classes, Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the number of directors fixed by the Board by three and if a fraction is also contained in such quotient, and if such fraction is one-third (1/3) the extra director shall be a member of Class III and if the fraction is two-thirds (2/3) one of the directors shall be a member of Class III and the other shall be a member of Class II. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. The foregoing notwithstanding, each director shall serve until such director's successor shall have been duly elected and qualified, unless such director shall resign, become disqualified, disabled or shall otherwise be removed.

               At each annual election, the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

              	The Board of Directors, at its first meeting after each annual meeting of stockholders, shall choose such officers with such titles and duties as shall be stated in the Bylaws of the Corporation, who shall hold office until their successors are chosen and qualify in their stead.

              	    A majority of the number of directors fixed by the Board shall constitute a quorum for the transaction of business, and if at any meeting of the Board of Directors there shall be less than a quorum, a majority of those present may adjourn the meeting from time to time. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number be required by law or by the Certificate of Incorporation.

              	No director of the Corporation shall be removed from office as a director by vote or other action of stockholders or otherwise unless the director to be removed is physically or mentally disabled or incapacitated to such an extent that such director is unable to perform the duties of a director, or unless the director has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or unless the director to be removed has been adjudged to be liable for misconduct in the performance of such director's duty to the Corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.



IN WITNESS WHEREOF, said CHESAPEAKE UTILITIES CORPORATION has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by John R.
Schimkaitis, its President, and attested by William C. Boyles, its Assistant Secretary, this 19th day of May, 1998.

                                           Chesapeake Utilities Corporation

                                           By /s/ John R. Schimkaitis
                                              -------------------------------
                                              John R. Schimkaitis, President


(Corporate Seal)



Attest:


By /s/ William C. Boyles
   ---------------------------------------
    William C. Boyles, Assistant Secretary